EXHIBIT 99.1

NEWS RELEASE

PGTI Reports 2020 Second Quarter Results

VENICE, Fla., August 12, 2020 – PGT Innovations, Inc. (NYSE: PGTI), a national leader in premium windows and doors, including impact-resistant products and products designed to unify indoor/outdoor living spaces, today announced financial results for its second quarter ended July 4, 2020.

Financial Highlights for Second Quarter 2020 compared to Second Quarter 2019

●	Net sales increased 2 percent, to $203 million, including $23 million from our NewSouth acquisition
●	Gross profit increased 2 percent, to $74 million
●
Net income decreased 87 percent, to $2 million, negatively impacted by an $8 million non-cash impairment charge and $4 million in costs and charges relating to our Florida facilities consolidation, both before tax-effect

●	Net income per diluted share decreased 86 percent, to $0.04, and adjusted net income per diluted share decreased 34 percent, to $0.21
●	Adjusted EBITDA decreased 15 percent, to $35 million

“Our sales results for the quarter exceeded our internal forecasts, reflecting what we believe is solid demand recovery as the economy reopens,” said Jeff Jackson, President and Chief Executive Officer. “While our organic sales were down 9 percent compared to the prior-year quarter, June order entry for our legacy businesses was up 13 percent versus June in the prior-year, and also showed sequential improvement. Our subsidiary NewSouth Window Solutions, which we acquired earlier this year, had a strong quarter, contributing $23 million of revenue and growing orders more than 80 percent compared to the prior-year quarter.”

“While we continue to face macro-economic headwinds in our core Western markets due to the pandemic, solid demand exists in the market for our impact-resistant windows and doors, particularly now that we have entered hurricane season,” added Jackson. “Our ability to capture sales growth in a challenging market is also the result of an overarching strategy of continuous improvement and strong execution of our selling initiatives in recent quarters that are having a favorable impact on our current strength in the market.”

“Adjusted EBITDA decreased by 15 percent to $35 million, driven by lower sales in our organic business and less favorable product mix for the quarter, although we continue to achieve lower direct labor costs and improved operating efficiencies,” said Sherri Baker, Senior Vice President and Chief Financial Officer. “We recently completed the consolidation of our Orlando, Florida manufacturing facility in order to further improve our operational efficiency, and we expect annual operating expense savings of approximately $3.5 million going forward. We’ve made meaningful progress in improving our Western business unit's direct labor and distribution costs, driving a 140-basis point improvement in each category versus the prior year quarter. However, due to the impacts of the pandemic on the economy and our sales in the west, we recorded a non-cash impairment charge in the second quarter relating to our Western Window Systems trade name.”

“We believe our balance sheet is strong, and we continue to deliver solid free cash flow. We ended the second quarter with total liquidity of $174 million, including a cash balance of $98 million and undrawn revolver capacity of $76 million. Give our cash position and overall liquidity, since the end of our second quarter of 2020, we made voluntary prepayments or borrowings under the term loan totaling $10 million,” added Ms. Baker. “However, because of the difficulty in making longer term forecasts in this environment, we intend to maintain a conservative position towards our capital allocation priorities and preserve cash by reducing discretionary costs and capital expenditures.”

“In lieu of giving guidance for the remainder of the year, we are providing a limited outlook for the quarter ahead. We expect our third quarter 2020 consolidated net sales, inclusive of NewSouth, to increase in the range of 14 to 19 percent as compared to the prior year, reflecting the strength of our order entries during the back half of the second quarter and into July,” concluded Baker.

“I am extremely proud of all our employees for doing an excellent job delivering high-quality products and services for our customers during this difficult period, when all have been personally affected by the COVID-19 pandemic and related lockdowns, and we have demonstrated our commitment to the safety of our team and customers by our willingness to continue to invest in protecting against this threat,” added Jackson. “We believe we are well positioned to continue our growth trajectory by expanding the markets we serve and offering high-quality innovative products as the economy continues to recover.”

Conference Call

PGT Innovations will host a conference call today at 10:30 a.m. The conference call will be available at the same time through the Investor Relations section of the PGT Innovations, Inc. website, http://ir.pgtinnovations.com/events.cfm.

To participate in the teleconference, kindly dial into the call about 10 minutes before the start time: 866-807-9684 (U.S. toll-free) and 412-317-5415 (International). A replay of the call will be available within approximately one hour after the scheduled end of the call on August 12, 2020, through approximately 12:30 p.m. on August 19, 2020. To access the replay, dial 877-344-7529 (U.S. Only toll-free), 855-669-9658 (Canada Only toll-free) and 412-317-0088 (International) and refer to pass code 10145632.

You may join the conference online by using the following link:
https://services.choruscall.com/links/pgti2008120owugfk6.html

The webcast will also be available through the Investors section of the PGT Innovations, Inc. website: http://ir.pgtinnovations.com/events.cfm.

About PGT Innovations, Inc.

PGT Innovations manufactures and supplies premium windows and doors. Its highly-engineered and technically-advanced products can withstand some of the toughest weather conditions on earth and unify indoor/outdoor living spaces. PGT Innovations creates value through deep customer relationships, understanding the unstated needs of the markets it serves and a drive to develop category-defining products. PGT Innovations is also the nation’s largest manufacturer of impact-resistant windows and doors, holds the leadership position in its primary markets, and is part of the S&P SmallCap 400 Index.

The PGT Innovations’ family of brands include CGI®, PGT® Custom Windows & Doors, WinDoor®, Western Window Systems®, CGI Commercial®, Eze-Breeze® and NewSouth Window Solutions®. The Company’s brands, in their respective markets, are a preferred choice of architects, builders, and homeowners throughout North America and the Caribbean. The Company’s high-quality products are available in custom and standard sizes with multiple dimensions that allow for greater design possibilities in residential, multi-family, and commercial projects. For additional information, visit www.pgtinnovations.com.

Forward-Looking Statements

Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “believe,” “expect,” “intend,” “positioned,” “assumptions” and similar terminology. These risks and uncertainties include factors such as:

•
the impact of the COVID-19 pandemic and related measures taken by governmental or regulatory authorities to combat the pandemic, including the impact of the pandemic and these measures on the economies and demand for our products in the states where we sell them, and on our customers, suppliers, labor force, business, operations and financial performance;

•
unpredictable weather and macroeconomic factors that may negatively impact the repair and remodel and new construction markets and the construction industry generally, especially in the state of Florida and the western United States, where the substantial portion of our sales are currently generated, and in the U.S. generally;

•	changes in raw material prices, especially for aluminum, glass and vinyl, including, price increases due to the implementation of tariffs and other trade-related restrictions;
•	our dependence on a limited number of suppliers for certain of our key materials;
•	our dependence on our impact-resistant product lines and contemporary indoor/outdoor window and door systems, and on consumer preferences for those types and styles of products;
•	the effects of increased expenses or unanticipated liabilities incurred as a result of, or due to activities related to, our acquisitions of NewSouth and Western Window Systems;
•	our level of indebtedness, which increased in connection with our acquisition of Western Window Systems, and increased further in connection with our acquisition of NewSouth;
•
increases in bad debt owed to us by our customers in the event of a downturn in the home repair and remodel or new home construction channels in our core markets and our inability to collect such debt;

•
the risks that the anticipated cost savings, synergies, revenue enhancement strategies and other benefits expected from our acquisitions of NewSouth and Western Window Systems may not be fully realized or may take longer to realize than expected or that our actual integration costs may exceed our estimates;

•	increases in transportation costs, including increases in fuel prices;
•	our dependence on our limited number of geographically concentrated manufacturing facilities;
•	sales fluctuations to and changes in our relationships with key customers;
•	federal, state and local laws and regulations, including unfavorable changes in local building codes and environmental and energy code regulations;

•
risks associated with our information technology systems, including cybersecurity-related risks, such as unauthorized intrusions into our systems by “hackers” and theft of data and information from our systems, and the risks that our information technology systems do not function as intended or experience temporary or long-term failures to perform as intended;

•	product liability and warranty claims brought against us;
•
in addition to the acquisitions of NewSouth and Western Window Systems, our ability to successfully integrate businesses we may acquire in the future, or that any business we acquire may not perform as we expected at the time we acquired it; and

•
the other risks and uncertainties discussed under “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended July 4, 2020, and “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 28, 2019 and our other SEC filings.

Statements in this press release that are forward-looking statements include, without limitation, our expectations regarding: (1) demand for our products in future periods, as the economies in our markets continue to reopen, and thereafter; (2) our ability to capture sales and sales growth; (3) the amount of operating expense savings and other possible benefits arising from the closure of our Orlando, Florida manufacturing facility and the consolidation of its operations into our Venice and Tampa, Florida facilities, and the timing of those benefits; (4) our ability to lower labor and other costs and improve operating efficiencies; (5) the strength of our balance sheet, our liquidity, our capital allocation priorities, and ability to preserve cash and liquidity generally; (6) our net sales and EBITDA margins for the third quarter of 2020; (7) our growth trajectory and market expansion; and (8) our inability to forecast and provide guidance regarding our financial performance for the 2020 fiscal year. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances from the date of this press release.

Use of Non-GAAP Financial Measures

This press release and the financial schedules include financial measures and terms not calculated in accordance with U.S. generally accepted accounting principles (GAAP). We believe that presentation of non-GAAP measures such as adjusted net income, adjusted net income per share, and adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. We also believe these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential. The non-GAAP measures included in this press release are provided to give investors access to types of measures that we use in analyzing our results.

Adjusted net income consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted net income per share consists of GAAP net income per share adjusted for the items included in the accompanying reconciliation. We believe these measures enable investors and analysts to more thoroughly evaluate our current performance as compared to past performance and provide a better baseline for assessing the Company's future earnings potential. However, these measures do not provide a complete picture of our operations.

Adjusted EBITDA consists of net income, adjusted for the items included in the accompanying reconciliation. We believe that adjusted EBITDA provides useful information to investors and analysts about the Company's performance because they eliminate the effects of period-to-period changes in taxes, costs associated with capital investments and interest expense. Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the actual funds generated from operations or available for capital investments.

Our calculations of adjusted net income and adjusted net income per share, and adjusted EBITDA are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP measures. Schedules that reconcile adjusted net income, adjusted net income per share, and adjusted EBITDA to GAAP net income are included in the financial schedules accompanying this release.

Adjusted EBITDA as used in the calculation of the net debt-to-Adjusted EBITDA ratio, consists of our adjusted EBITDA as described above, but for the trailing twelve-month period, adjusted pursuant to the covenants contained in the 2016 Credit Agreement due 2022 for the acquisition of Western Window Systems.

SOURCE: PGT Innovations, Inc.

PGT Innovations Contacts:

Investor Relations:
Sherri Baker, 941-480-1600
Senior Vice President and CFO
SBaker@PGTInnovations.com

Media Relations:
Stephanie Cz, 941-480-1600
Corporate Communications Manager

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 4,	June 29,	July 4,	June 29,
	2020	2019	2020	2019

Net sales	$202,783	$198,570	$422,987	$372,307
Cost of sales	128,320	125,630	267,397	238,097
Gross profit	74,463	72,940	155,590	134,210
Selling, general and administrative expenses	53,969	44,026	108,189	88,040
Impairment of trade name	8,000	-	8,000	-
Restructuring costs and charges	3,906	-	3,906	-
Income from operations	8,588	28,914	35,495	46,170
Interest expense, net	6,856	6,756	14,025	13,470
Income before income taxes	1,732	22,158	21,470	32,700
Income tax (benefit) expense	(467)	5,113	3,671	7,398
Net income	$2,199	$17,045	$17,799	$25,302

Basic net income per common share	$0.04	$0.29	$0.30	$0.43

Diluted net income per common share	$0.04	$0.29	$0.30	$0.43

Weighted average common shares outstanding:
Basic	58,943	58,394	58,806	58,264

Diluted	59,140	59,291	59,147	59,248

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - in thousands)

	July 4,	December 28,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$98,353	$97,243
Accounts receivable, net	93,140	68,091
Inventories	51,560	43,851
Contract assets, net	15,387	10,547
Prepaid expenses and other current assets	18,653	13,878
Total current assets	277,093	233,610

Property, plant and equipment, net	132,075	128,199
Operating lease right-of-use asset, net	37,335	26,390
Intangible assets, net	265,908	255,962
Goodwill	327,507	277,600
Other assets, net	978	972
Total assets	$1,040,896	$922,733

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$89,459	$51,394
Current portion of operating lease liability	6,114	4,703
Total current liabilities	95,573	56,097

Long-term debt, less current portion	421,481	368,971
Operating lease liability, less current portion	34,402	24,040
Deferred income taxes, net	25,575	27,945
Other liabilities	12,855	14,132
Total liabilities	589,886	491,185

Total shareholders' equity	451,010	431,548
Total liabilities and shareholders' equity	$1,040,896	$922,733

PGT INNOVATIONS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR
MOST DIRECTLY COMPARABLE GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts and percentages)

	Three Months Ended		Six Months Ended
	July 4,	June 29,	July 4,	June 29,
	2020	2019	2020	2019
Reconciliation to Adjusted Net Income and
Adjusted Net Income per share (1):
Net income	$2,199	$17,045	$17,799	$25,302
Reconciling items:
Impairment of trade name (2)	8,000	-	8,000	-
Restructuring costs and charges (3)	3,906	-	3,906	-
Product line transition costs (4)	-	492	382	1,133
Acquisition-related costs (5)	379	1,709	922	2,359
Pandemic-related costs (6)	1,500	-	1,585	-
Tax effect of reconciling items	(3,447)	(565)	(3,700)	(897)
Adjusted net income	$12,537	$18,681	$28,894	$27,897
Weighted-average diluted shares	59,140	59,291	59,147	59,248
Adjusted net income per share - diluted	$0.21	$0.32	$0.49	$0.47
Reconciliation to Adjusted EBITDA (1):
Depreciation and amortization expense	$10,947	$8,661	$20,875	$17,173
Interest expense, net	6,856	6,756	14,025	13,470
Income tax (benefit) expense	(467)	5,113	3,671	7,398
Reversal of tax effect of reconciling items for
adjusted net income above	3,447	565	3,700	897
Stock-based compensation expense	1,388	1,078	2,918	2,276
Adjusted EBITDA	$34,708	$40,854	$74,083	$69,111
Adjusted EBITDA as percentage of net sales	17.1%	20.6%	17.5%	18.6%

Net debt-to-Adjusted EBITDA ratio (7)			2.4x

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed August 12, 2020.

(2) Represents impairment charge relating to our Western Window Systems trade name, for the three and six months ended July 4, 2020.

(3) Represents restructuring costs and charges relating to our previously announced Florida facilities consolidation, which includes closure of our Orlando, Florida manufacturing facility, and relocation of the manufacturing of our Eze-Breeze products to our N. Venice, Florida manufacturing facility, and of our WinDoor products to our Tampa, Florida manufacturing facility, totaling $3.9 million, as classified within the line item on the condensed consolidated statement of operations for the three and six months ended July 4, 2020 described as restructuring costs and charges. Of the $3.9 million of restructuring costs and charges, $1.6 million represents write-offs of property, plant and equipment, including the impairment of the right-of-use asset of the lease of the Orlando, Florida facility, $1.2 million represents charges relating to inventory we do not expect to use due to product rationalization, which we chose to dispose of, and $1.1 million represents personnel-related costs. Substantially all of the personnel-related costs had been paid in cash by the end of our 2020 second quarter.

(4) Represents costs relating to product line transitions, classified within cost of sales for the six months ended July 4, 2020 and the three and six months ended June 29, 2019.

(5) In 2020, represents costs relating to the acquisition of NewSouth Window Solutions, and in 2019, relating to the acquisition of Western Window Systems, classified within selling, general and administrative expenses for the three and six months ended July 4, 2020 and June 29, 2019.

(6)  Represents incremental costs incurred relating to the coronavirus pandemic, including cleaning and sanitization costs for the protection of the health of our employees and safety of our facilities, classified within selling, general and administrative expenses for the three and six months ended July 4, 2020.

(7) Calculated using an adjusted EBITDA amount pursuant to the covenants included in our 2016 Credit Agreement due 2022 which includes the EBITDA of our NewSouth acquisition on a proforma trailing twelve-month basis.